Exhibit 10.30

LAWSON SOFTWARE, INC.

Amendment No. 1 to

EXECUTIVE CHANGE IN CONTROL
SEVERANCE PAY PLAN
for Tier 1 Executives

Amendment No. 1 Adopted June 26, 2007

This Amendment No. 1 (“Amendment No. 1”) modifies the Lawson Software, Inc. Executive Change in Control Severance Pay Plan for Tier 1 Executives dated January 17, 2005 (the “Tier 1 Plan”). All of the capitalized terms not otherwise defined in this Amendment No. 1 have the same respective meanings as contained in the Tier 1 Plan. The sections or paragraphs of the Tier 1 Plan that are not expressly modified or replaced by this Amendment No. 1 shall remain in effect pursuant to their terms.

1.                 New Definitions of “Cause” and “Good Reason.” Sections 1.2.3 and 1.2.13 of the Tier 1 Plan are deleted and replaced in their entirety by the following new Sections 1.2.3 and 1.2.13:

                1.2.3.    Cause — the termination of Participant’s employment initiated by the Employer because of: (1) if the Participant has entered into any written and executed employment contract(s) with the Employer, any material breach by the Participant of such contract (as reasonably determined by the Employer) and which is not or cannot reasonably be cured within 10 days after written notice from the Employer to the Participant; (2) any material violation by the Participant of the Employer’s policies, rules or regulations, or the Employee Invention / Non-Disclosure Agreement (as reasonably determined by the Employer) and which is not or cannot be reasonably cured within 10 days after written notice from the Employer to the Participant; or (3) any commission of an act of fraud, embezzlement or dishonesty by the Participant (as reasonably determined by the Employer); (4) any conviction or plea of nolo contendere to criminal misconduct by the Participant (except for parking violations and occasional minor traffic violations); (5) any willful or intentional act by Participant that could reasonably be expected to injure the reputation, business or business relationships of the Employer or Employer’s reputation or business relationships and which is not or cannot be reasonably cured within 10 days after written notice from the Employer to the Participant; or (6) if the Participant fails to carry out the principal responsibilities of his or her position in good faith, (other than as a results of the Participant’s disability or permitted Leave of Absence) and which is not or cannot be reasonably cured within 10 days after written notice from the Employer to the Participant.

                1.2.13   Good Reason — the occurrence of any of the following events: (1) a change in the primary duties of the new assignment that are substantially inconsistent with or which materially diminish the scope of the Participant’s position in effect immediately prior to the Change in Control (Change in Title, Reporting Relationship, and/or a proportional reduction in the organizational headcount reporting up to the Participant due to downsizing and/or off-shoring, are not considered “Good Reason”); (2) a reduction in the Participant’s Base Pay as in effect immediately prior to the Change in Control; (3) a material modification of the Employer’s incentive compensation program (that is adverse to the Participant) as in effect immediately prior to a Change in Control (4) a requirement by the Employer that the Participant be based anywhere other than within fifty miles of the Participant’s work location immediately prior to the Change in Control, except for the following: (a) temporary business travel after a Change in Control that is consistent in both frequency and duration with the Participant’s business travel before the Change in Control is not “Good Reason”, (b) if Participant regularly commuted more than 50 miles to an Employer office before the Change in Control, a regular commute of any distance to the same or a different Employer office after a Change in Control is not “Good Reason” or (c) if Participant regularly traveled more than 50% of his or her time before a Change in Control, travel in any amount or to any location after a Change in Control is not “Good Reason”; (5) any material breach by the Employer of any employment contract with the Participant, if any, and which is not or cannot be reasonably cured within 10 days after written notice from the Participant.; or (6) the Principal Sponsor (or its successor) fails to provide to the Participant a change in control severance pay plan that is at least as favorable to the Participant in all material respects as the terms of this Plan. The termination or reassignment of the Participant’s employment for Cause, or by reason of Disability or death, are excluded from this definition of “Good Reason.”

2.                 Change in the Time of Payment. Sections 3.4 of the Tier 1 Plan is deleted and replaced in its entirety by the following new Section 3.4:

                3.4        Time and Form of Payment — The following is a condition precedent to the payout by the Principal Sponsor of any Severance Payments/Benefits to a Participant: the execution by that Participant and delivery to the Principal Sponsor of a Release/Restrictive Covenant (as defined in Section 4 below), with the rescission period thereunder having expired without rescission (the “End of the Rescission Period”). Subject only to any delay in payment under Section 3.7 below, within five business days after the End of the Rescission Period, the Principal Sponsor shall pay to or on behalf of each respective Participant all (100%) of the Severance Payments/Benefits and other applicable payments to that Participant under this Plan.

3.                 Delay of Payment Under Section 409A of Code. Sections 3.7 of the Tier 1 Plan is deleted and replaced in its entirety by the following new Section 3.7:

                3.7        IRC Section 409A and Delay of Payment — If any amounts payable to a Participant pursuant to this Plan are subject to Section 409A of the United States Internal Revenue Code (“Section 409A”), an exception to Section 409A does not apply, and the Principal Sponsor (or its successor) is a publicly traded corporation at the time of Participant’s termination of employment or first scheduled payment of such amount, then, notwithstanding any provision in this Plan to the contrary: (a) the payment of such amount will be made to the Participant six months plus five business days following the date of Participant’s termination of employment (provided that at the time of actual payment the Participant has met all other requirements for that payment under this Plan), (b) no payment of such amount will be made to the Participant before the date described in clause (a) above, and (c) no interest shall accrue or be payable to the Participant for any payments that are delayed pursuant to this Section 3.7. This Section 3.7 may delay the payment date under the Plan but this Section 3.7 shall not reduce (on a pre-tax basis) any amounts that a Participant would otherwise receive under the Plan.

4.                 Effective Date of Amendment. This Amendment No. 1 has been approved and adopted by the Board of Directors of Lawson Software, Inc. on June 26, 2007, and takes effect pursuant to Section 8.1 of the Tier 1 Plan as follows:

(a)               For persons who are Participants on June 25, 2007: (i) the amendment in Section 1 above takes effect on June 26, 2008 and (ii) the amendment in Sections 2 and 3 above takes effect on June 26, 2007; and

(b)               For any person who first becomes a Participant after June 25, 2007, the amendment in Sections 1, 2 and 3 above takes effect on June 26, 2007.